CRYOLIFE, INC.











                              AMENDED AND RESTATED
                             NON-EMPLOYEE DIRECTORS
                                STOCK OPTION PLAN
                                  MAY 15, 1997












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                                 CRYOLIFE, INC.
                        AMENDED AND RESTATED NON-EMPLOYEE
                           DIRECTORS STOCK OPTION PLAN
                               As of May 15, 1997


         This Amended and Restated Non-Employee Directors Stock Option Plan (the "Plan") is established to attract, retain and compensate for service as members of the Board of Directors highly qualified individuals who are not current employees of CryoLife, Inc. (the "Company") and to enable them to increase their ownership in the Company's Common Stock. This Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Common Stock of the Company, in addition to underscoring their common interest with stockholders in increasing the value of the Company over the longer term.

         1. Eligibility. All members of the Company's Board of Directors who are not current employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in this Plan.

         2. Options. No stock options granted pursuant to this Plan ("Options") may be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

         3.       Shares Available.

                  (a) Number of Shares Available. There are hereby reserved for issuance under this Plan 360,000 shares of Common Stock, $.01 par value per share, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market or privately.

                  (b) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, and in the number and kind of shares covered by outstanding Options under this Plan, and in the option price thereof, shall be made if, and in the same manner as, such adjustments are made to options issued under any of the Company's plans then in effect pursuant to which incentive stock options may be granted.

         4. Annual Grant of Stock Options. On the first business day (the "Initial Award Date") following the Company's 1995 Annual Meeting of Stockholders (the "1995 Meeting"), each individual elected to serve as a Non-Employee Director shall automatically receive an Option to purchase (a) 25,000 Shares of Common Stock, if such individual has



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previously  served as a director of the Company for less than two years,  or (b)
40,000 Shares of Common Stock, if such individual has previously served as a director of the Company for more than two years. For each year following the 1995 Meeting, on the first business day (a "Subsequent Award Date") following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive an Option to purchase 4,000 shares of Common Stock for each year prior to 1997, or 5,000 shares of Common Stock for each year beginning in 1997 (the "Annual Grant"); provided, however, if such director is an individual who has not previously served on the Board of Directors of the Company, such individual shall receive an Option to purchase 25,000 shares of Common Stock, in lieu of the Annual Grant, for such year. (The Initial Award Date and Subsequent Award Dates are referred to individually as an "Award Date.") Notwithstanding the foregoing, if, on an Award Date, the legal counsel of the Company determines, in his/her sole
discretion,  that  the  Company  is  in  possession  of  material,   undisclosed
information about the Company, then that grant of Options to Non- Employee Directors shall be suspended until the second day after public dissemination of such information, and the price, exercisability dates and option period shall then be determined by reference to such later date. If Common Stock is not traded on the National Association of Securities Dealers Automatic Quotation
System/ National Market System ("NASDAQ/NMS") on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter on which Common Stock is so traded. All Option grants pursuant to this Plan shall be evidenced by a written instrument consistent with the provisions hereof.

         5. Option Price. The price of the Option shall be the last closing price of the Company's Common Stock on the NASDAQ/NMS prior to the grant of the Option.

         6. Option Period. Subject to the limitations set forth in this Plan, an Option granted under the Plan shall vest and become exercisable in two equal, annual installments of 50% each on the first and second anniversary of the Option's Award Date. Subject to the limitations set forth in the Plan, the vested portion of an Option may be exercised at any time following the date on which it vests, provided that at the time of exercise all of the conditions set forth in the Plan have been met. Notwithstanding the foregoing, no Option may be exercised later than five years after the date of grant thereof. No portion of any Option may be exercised prior to one calendar year following the date of grant thereof.

         7. Payment. The Option exercise price shall be paid in cash in U.S. dollars at the time the Option is exercised or in shares of Common Stock of the Company having an aggregate value equal to the Option exercise price (determined as of the first business day prior to the date of exercise, pursuant to the formula set forth in paragraph 5 above) or by a combination of cash and Common Stock. Option holders may elect to pay for the Option shares by delivery of vested Options with a value equal to the exercise price, such value to be equal to the difference between (i) the fair market value of the Common Stock (as



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measured by the closing price on the NASDAQ/NMS) on the exercise date subject to the Option and (ii) the exercise price thereof.

         8. Cessation of Service. Upon cessation of service as a Non-Employee Director (for reasons other than death), all Options, whether or not exercisable at the date of cessation of service, shall be forfeited by the grantee; provided, however, that if a grantee leaves the Board of Directors in "good standing" (for reasons other than death), such grantee's Options shall remain in effect, vest, become exercisable and expire as if the grantee had remained a Non-Employee Director of the Company. Whether or not a Non-Employee Director has left the Board in "good standing" shall be determined by the Company's Board of Directors, in its sole discretion; provided, however, that any Non-Employee Director who serves out his term but does not stand for reelection at the end thereof shall be deemed to have left the Board of Directors in "good standing."

         9. Death. Upon the death of a Non-Employee Director, only those Options which were exercisable on the date of death shall be exercisable by his/her legal representatives or heirs. Such Options must be exercised within one year from date of death or they shall be automatically forfeited (but in no event may the Options be exercised beyond the last date which they could have been exercised had the Non-Employee Director not died).

         10. Administration and Amendment of the Plan. This Plan shall be administered by the Board of Directors of the Company. This Plan may be terminated or amended by the Board of Directors as they deem advisable. However, amendments to this Plan shall not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code of 1986, as amended, or with the Employee Retirement Income Security Act of 1974, as amended, or any successors thereto, or the regulations promulgated thereunder. No amendment may revoke or alter in a manner unfavorable to the grantees any Options then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any other requirement of applicable law or regulation. An Option may not be granted under this Plan after that date which is five years from the date of stockholder approval of this Plan, but Options granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

          11. Nontransferability. No Option granted under this Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, an Option may be exercised only by the grantee or the grantee's guardian or legal representative.

         12. Compliance with SEC Regulations. It is the Company's intent that this Plan comply in all respects with Rule 16b-3 under the Act and any regulations promulgated thereunder. If any provision of this Plan is at any time found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of Options



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under this Plan shall be executed in accordance with the requirements of Section
16 of the Act, as amended, and any regulations promulgated thereunder.

         13. Miscellaneous. Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted an Option under this Plan. Neither this Plan nor any actions hereunder shall be construed as giving any director any right to be retained in the service of the Company.

         14. Effective Date. This Plan shall be effective on March 27, 1995, subject to stockholder approval hereof being obtained at the Company's 1995 Annual Meeting of Stockholders; provided, however, that all Option grants, if any, made hereunder prior to this Plan having been approved by the Company's stockholders are hereby expressly made contingent upon obtaining such approval.



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